EXHIBIT 19

SNAP-ON INCORPORATED
INSIDER TRADING POLICY

I.Purpose

The purpose of this Insider Trading Policy (the “Policy”) is to promote compliance with applicable securities laws by Snap-on Incorporated and its subsidiaries (collectively, “Snap-on”), and all of its directors, officers and employees, as well as to help those parties avoid the severe legal and financial consequences of non-compliance, and thereby safeguard Snap-on’s reputation and integrity.

II.Scope

This Policy covers all directors, officers and employees of Snap-on and their respective immediate family members1 (collectively referred to as “Covered Persons”), as well as Snap-on itself. This Policy applies to any entities that a Covered Person influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”). Transactions by these Controlled Entities should be treated as if they were for a Covered Person’s account for the purposes of this Policy and applicable securities laws.

This Policy applies to any transaction in Snap-on’s Securities. For purposes of this Policy, the term “Snap-on Securities” shall include any of Snap-on’s common stock, restricted or contingent stock, options to purchase or sell common stock, stock appreciation rights related to common stock, preferred stock, convertible and non-convertible debentures, warrants and other similar instruments, whether held directly or through any Snap-on 401(k), deferred compensation or employee stock purchase plan, as well as exchange-traded options or other derivative securities related to any Snap-on Securities.

The Policy also applies to transactions in the securities of other entities (including customers and suppliers) to the extent a Covered Person is in possession of any material, non-public information gained in the course of such person's relationship with Snap-on relating to those other entities or their securities.

III.Prohibited Activities

Insider Trading - No Covered Person may buy, sell, transfer or otherwise acquire or dispose of:
•any Snap-on Securities while in possession of material, non-public information concerning Snap-on, unless pursuant to a transaction exempt from this Policy as described in Section VII;
•any securities of any other company while in possession of material, non-public information relating to that other company.

Tipping Liability - No Covered Person may “tip” or disclose (intentionally or unintentionally) material, non-public information in any manner, whether orally or in writing, including through social media, about:
•Snap-on to any outside person (including immediate family members, investors, or members of the investment community and/or news media), unless required as part of that Covered Person’s regular duties for Snap-on, or specifically authorized by the General Counsel; and
•any other public company that such Covered Person gained in the course of his or her relationship with Snap-on.
Material Information - Information is “material” if a reasonable investor would consider it important in making an investment decision to buy, hold or sell Snap-on Securities or the securities of another company. In simple terms, material information is any type of information, whether positive or negative, that, if publicly disclosed, could reasonably be expected to affect the market value of a security or to
1 Immediate family member includes spouse, minor children and anyone else living in your household; partnerships in which you are a general partner; trusts of which you are a trustee; and estates of which you are an executor. Although a person’s parent, adult child, sibling or other relative may not be considered a related person (unless living in the same household), such a relative still may be a “tippee” for securities laws purposes if you provide them with material, non-public information, and thus be subject to potential personal liability.

influence investor decisions with respect to a security. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. Examples of information that would generally be considered material include the following information:

•revenues or earnings, including projections of future results;
•changes in dividend rates or policies;
•potential stock splits or stock dividends;
•significant changes in Snap-on’s stock repurchase programs;
•public or private securities/debt offerings;
•potential mergers, acquisitions or divestitures;
•changes in senior management;
•major new products, contracts, orders, suppliers, or customers (or the loss thereof);
•significant changes in volume, market share or product pricing;
•a significant cybersecurity incident, such as a data breach, or any other significant disruption in operations, including those impacting information technology infrastructure; and
•actual, threatened or potential exposure to major litigation, or the resolution of significant litigation.

Non-public Information - Non-public information is information that has not been disclosed generally to the marketplace. Information is considered “non-public” until it has been widely disseminated to the public through a Securities and Exchange Commission (“SEC”) filing, press release, or other method of disclosure reasonably designed to provide widespread public access, and there has been sufficient time for the market to digest that information. Note that only certain persons have been specifically authorized to release or otherwise disseminate non-public information concerning Snap-on or otherwise provide investor-related information concerning Snap-on.

Any Covered Person who is unsure whether the information that he or she possesses constitutes material, non-public information should consult the General Counsel for guidance before trading in any Snap-on Securities. See also Section VI for pre-approval requirements applicable to transactions by directors, executive officers and certain other employees.

Individual Responsibility - Covered Persons have ethical and legal obligations to maintain the confidentiality of information about Snap-on and to not engage in transactions in Snap-on Securities while in possession of material, non-public information, as well as to avoid the appearance of improper trading. Each individual is responsible for complying with this Policy, and for making sure that any immediate family member also complies with this Policy.

Any action or guidance on the part of Snap-on, its General Counsel, other appropriate officer, or any other employee or director pursuant to this Policy does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Violations of federal securities laws, including their insider trading provisions, are serious offenses. In addition to potentially large civil and/or criminal penalties, consequences for violation of these laws could also include termination of your employment with Snap-on.

IV.Hedging and Pledging Snap-on Securities; Margin Accounts; Short Sales

Hedging and Pledging - All directors and all officers and employees of Snap-on who are classified as grade level 37 and above (collectively, “Prohibited Persons”) are prohibited from engaging in any hedging or monetization transactions involving Snap-on Securities, including, but not limited to, any zero-cost collars, forward sale contracts, equity swaps or any other transaction designed to reduce or eliminate the investment risk associated with owning Snap-on Securities. In addition, Prohibited Persons are prohibited from pledging Snap-on Securities under any circumstances.

Margin Accounts - If any Snap-on Securities are held in a margin account as collateral for a margin loan, a broker may, without the customer’s consent, sell the Snap-on Securities if the customer fails to meet a margin call. Since a margin sale may occur at a time when the pledgor is aware of material, non-public information, or otherwise is not permitted to trade in Snap-on Securities, Prohibited Persons and Covered Persons are prohibited from holding Snap-on Securities in a margin account or using Snap-on Securities as collateral in a margin account.
Short Sales - Short sales of Snap-on Securities (i.e., the sale of a Snap-on Security that the seller does not own) evidence an expectation by the seller that the Snap-on Securities will decline in value, and therefore have the potential to signal to the market a lack of confidence in Snap-on’s prospects. In addition, short sales may reduce a seller’s incentive to work to improve Snap-on’s performance. For these reasons, Prohibited Persons and Covered Persons are prohibited from engaging in short sales of Snap-on Securities (and uncovered short derivative positions) or from engaging in any transaction that would result in such person receiving any gain or benefit if the price of Snap-on common stock declines.

V.Blackout Periods

In addition to the foregoing restrictions, directors, executive officer and certain other officers and employees, designated from time to time by the General Counsel (collectively, “Restricted Persons”), may regularly be in possession of or have access to material, non-public information in the ordinary course of their duties with Snap-on. Restricted Persons and their immediate family members are prohibited from buying, selling or otherwise transferring or trading in any Snap-on Securities during any quarterly or other Blackout Period.

To address matters related to the normal quarterly earnings release cycle, Snap-on has established quarterly Blackout Periods in which transactions by Restricted Persons are prohibited. Each such quarterly “Blackout Period” begins one business day after the internal financial forecast is due to the Corporate Accounting Department in March, June, September and December and ends two business days after the earnings release is released, assuming the release is made prior to the market opening. See the Snap-on Incorporated finance calendar to confirm the forecast “due dates” and earnings release dates.

Also, the General Counsel, or other appropriate officer, may from time to time impose additional Blackout Periods during which transactions may also be prohibited. Such additional Blackout Periods may be designated in cases where there may be material, non-public developments outside of the quarterly earnings release cycle. For example, the General Counsel may institute a Blackout Period applicable to certain Covered Persons if Snap-on is going to announce a new stock repurchase program or changes to an existing repurchase program.

VI.Transaction Pre-Approvals

In addition to the Blackout Periods, Restricted Persons are required to obtain the written approval of the General Counsel at least one business day before buying, selling, transferring (including via gifts) or otherwise trading any Snap-on Securities at any time. Furthermore, Restricted Persons also are required to obtain the written approval of the General Counsel before entering into any arrangement with respect to Snap-on Securities that is not otherwise expressly contemplated in and permitted by this Policy.

VII.Exceptions to Application of this Policy

The trading prohibitions and restrictions set forth in this Policy do not apply to recurring periodic contributions by Snap-on or Covered Persons to any Snap-on 401(k), deferred compensation or stock purchase plan, or to the purchase of Snap-on Securities via the automatic reinvestment of dividends, pursuant to the terms and conditions of those plans, but it does apply to other transactions in Snap-on stock in those plans.

No Covered Person may alter his or her holdings in Snap-on Securities in such plans while in possession of material, non-public information. In addition, Restricted Persons may not alter their instructions regarding allocation of future contributions to purchase Snap-on Securities in such plans while a Blackout Period is in effect. Other Covered Persons (who are not also Restricted Persons) may alter their instructions regarding allocation of future contributions to purchase Snap- on Securities in such plans while a Blackout Period is in effect.

VIII.Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act was adopted by the SEC to serve as an affirmative defense to insider trading liability for transactions under a written trading plan previously established at a time when an insider did not possess material, non-public information (a “10b5-1 Plan”). Under a properly established 10b5-1 Plan, a Covered Person may complete transactions in Snap-on Securities at times set forth in such plan, including during Blackout Periods or even when the Covered Person possesses material, non-public information.

The General Counsel must approve any 10b5-1 Plan in advance, as well as any modification or termination of a plan, and will maintain a copy of all such approved 10b5-1 Plans. No 10b5-1 Plan will be approved during any Blackout Period. Transactions under any 10b5-1 Plan may not commence until the conclusion of the cooling-off period mandated by Rule 10b5-1. Information regarding the process to establish a 10b5-1 Plan and the eligibility criteria may be obtained from the General Counsel.

IX.Section 16 Insider Reporting Obligations and Short Swing Profit Liability

Directors and officers who are designated as Section 16 reporting persons must also comply with the reporting and other requirements of Section 16 of the Securities Exchange Act of 1934.

X.Post-Termination Transactions

This Policy continues to apply to a Covered Person’s transactions in Snap-on Securities even after such person’s employment with or other service to Snap-on has terminated. If a Covered Person is in possession of material, nonpublic information when his or her service to Snap-on ends, the individual may not trade in Snap-on Securities until that information has become public or is no longer material. Any person (and any member of their immediate family) who is subject to the Blackout Period restrictions discussed in Section V shall not trade in Snap-on Securities until the expiration of any Blackout Period that commences during the person’s service to Snap-on. In addition, upon the termination of a Restricted Person’s service to Snap-on, such person should consult with the General Counsel regarding the particular circumstances under which the transaction pre-approval policy discussed in Section VI above continues to apply.

XI.Reporting of Violations

Any Covered Person who violates this Policy or any federal, state or exchange rule or law governing insider trading or tipping, or knows of any such violation by any other Covered Person, must report the violation immediately to the General Counsel.

XII.Compliance Officer

Snap-on has designated the General Counsel as its insider trading compliance officer. The General Counsel may designate one or more individuals who may perform the General Counsel’s duties in the event that the General Counsel is unable or unavailable to perform such duties.

XIII.Inquiries

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the General Counsel.

As amended on November 6, 2023.

4